EXHIBIT (a)(1)(iv)

Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock
of
U.S. Xpress Enterprises, Inc.
at
$20.10 Net Per Share
by
New Mountain Lake Acquisition Company

The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on October 11, 2007, unless the Offer is extended.

To Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees:

We have been appointed by New Mountain Lake Acquisition Company, a Nevada corporation (“Purchaser”) and a wholly owned subsidiary of New Mountain Lake Holdings, LLC, a Nevada limited liability company (“Holding Company”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Shares”), of U.S. Xpress Enterprises, Inc., a Nevada corporation (“U.S. Xpress”), other than Class A Shares already owned by Purchaser, Holding Company, and the Continuing Investors (as defined in the Offer to Purchase), at $20.10 per Class A Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 12, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Class A Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Class A Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase, dated September 12, 2007.

2. The Letter of Transmittal to tender Class A Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Class A Shares.

3. The Notice of Guaranteed Delivery for Class A Shares to be used to accept the Offer if the procedures for tendering Class A Shares set forth in “The Tender Offer — Section 3. Procedures for Tendering Class A Shares” in the Offer to Purchase cannot be completed prior to 5:00 p.m., New York City time, on October 11, 2007 (the “Expiration Date”).

4. A printed form of letter, which may be sent to your clients for whose accounts you hold Class A Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

6. A return envelope addressed to the Depositary (as defined below).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2007, WHICH DATE MAY BE EXTENDED.

Please also note the following:

1. The tender price is $20.10 per Class A Share, net to the seller in cash without interest.

2. The Offer is being made for all outstanding Class A Shares not owned by Purchaser, Holding Company, Patrick E. Quinn, Max L. Fuller, Quinn Family Partners, and the Max Fuller Family Limited Partnership.

3. THE OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE U.S. XPRESS BOARD OF DIRECTORS.

4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2007, WHICH DATE MAY BE EXTENDED.

5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Class A Shares that, excluding the Class A Shares beneficially owned by Purchaser, Holding Company, the Continuing Investors (as defined in the Offer to Purchase), and the directors and executive officers of U.S. Xpress, will constitute at least a majority of the remaining outstanding Class A Shares as of the date the Class A Shares are accepted for payment pursuant to the Offer (the “Majority of Unaffiliated Shares Condition”); (ii) there being validly tendered and not withdrawn a number of Class A Shares that, when aggregated with the Class A Shares and Class B Shares to be contributed by the Continuing Investors to Purchaser, will represent ninety percent (90%) of the issued and outstanding Class A Shares and Class B Shares combined, on a fully diluted basis, as of the date the Class A Shares are accepted for payment pursuant to the Offer (the “90% Condition”); (iii) Purchaser’s receipt of proceeds under its financing commitment from SunTrust Bank and SunTrust Robinson Humphrey, Inc. (the “Funding Condition”); (iv) the taking of all necessary action by the U.S. Xpress board of directors to render inapplicable all relevant anti-takeover statutes, including Section 78.378, et seq. of the Nevada Revised Statutes, and the continuing effectiveness of such action (the “Anti-Takeover Condition”); and (v) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations thereunder (the “Antitrust Condition”). The Offer also is conditioned upon certain other conditions described in “The Tender Offer — Section 11. Conditions to the Offer”. Any of the conditions to the Offer, other than the Majority of Unaffiliated Shares Condition and the Antitrust Condition, may be waived by Purchaser. Purchaser, however, will not waive the 90% Condition without the prior consent of the special committee of U.S. Xpress’s board of directors. The Majority of Unaffiliated Shares Condition and the Antitrust Condition are not waivable.

6. Tendering holders of Class A Shares (“Holders”) whose Class A Shares are registered in their own name and who tender directly to LaSalle Bank National Association, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Class A Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of twenty-eight percent (28%) may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

7. Notwithstanding any other provision of the Offer, payment for Class A Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Class A Shares (or a confirmation of a book-entry transfer of such Class A Shares (a “Book-Entry Confirmation”) with respect to such Class A Shares) into the Depositary’s account at The Depository Trust Company, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Class A Shares or Book-Entry Confirmations with respect to Class A Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF TENDERED CLASS A SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

In order to take advantage of the Offer, Certificates for all tendered Class A Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Any Holder who desires to tender Class A Shares and whose certificates for Class A Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Class A Shares by following the procedures for guaranteed delivery set forth in “The Tender Offer — Section 3. Procedures for Tendering Class A Shares” of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Class A Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Class A Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to Stifel, Nicolaus & Company, Incorporated, the Dealer Manager for the Offer, at 100 Light Street, Baltimore, Maryland 21202, telephone number (410) 454-5381 (direct dial), (800) 424-8870 (toll-free) or facsimile (410) 454-4126, or to MacKenzie Partners, Inc., the Information Agent for the Offer, at 105 Madison Avenue, New York, New York 10016, telephone number (212) 929-5500 (call collect) or (800) 322-2885 (toll-free). Requests for additional copies of the enclosed materials may also be directed to the Dealer Manager or to the Information Agent at the above addresses and telephone numbers.

Very truly yours,
Stifel, Nicolaus & Company, Incorporated.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.